Exhibit 99.1

For more information, contact:

David Flanery

Senior Vice President of Finance

502-261-4753

PAPA JOHN’S REPORTS SECOND

QUARTER EARNINGS AND REVENUES

July Comparable Sales Results Announced;

Full Year Comparable Sales Guidance Lowered

Highlights

•      Second Quarter Earnings Per Share of $0.60 vs. $0.59 in 2002

•      Domestic systemwide comparable sales for July decreased 4.7%

•      2003 EPS projected range of $2.20 to $2.26 reaffirmed, excluding impact of Q3 adoption of new accounting standard

Louisville, Kentucky (July 29, 2003) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $226.5 million for the second quarter of 2003, representing a decrease of 4.3% from revenues of $236.6 million for the same period in 2002.  Net income for the second quarter of 2003 was $10.9 million compared to last year’s net income of $12.4 million, and diluted earnings per share increased to $0.60 for the second quarter from $0.59 for the comparable period in 2002.

Revenues were $458.8 million for the six months ended June 29, 2003, a decrease of 4.9% from 2002 revenues of $482.2 million. Net income for the six months ended June 29, 2003 was $21.8 million compared to $25.3 million in 2002, and diluted earnings per share increased to $1.21 for the six-month period in 2003 from $1.19 for the comparable period in 2002.

As previously announced, domestic systemwide comparable sales for the second quarter decreased 4.8% (consisting of a 4.7% decrease at company-owned restaurants and a 4.8% decrease at franchise restaurants). For the six months ended June 29, 2003, systemwide domestic comparable sales decreased 4.8% (consisting of a 5.0% decrease at company-owned restaurants and a 4.8% decrease at franchise restaurants).  The company believes its sales results continue to be impacted by weakness in the delivery and carry-out pizza segment and competitive pricing and promotional activity within the segment.

A total of 22 restaurants were opened (2 company-owned and 19 franchised Papa John’s restaurants and 1 franchised Perfect Pizza restaurant) and 26 restaurants were closed (3 company-owned and 21 franchised Papa John’s restaurants and 2 franchised Perfect Pizza restaurants) during the quarter.  As of June 29, 2003, there were 2,797 Papa John’s restaurants (590 company-owned and 2,207 franchised) operating in 49 states and 11 international markets. Papa John’s also has 141 franchised Perfect Pizza restaurants in the United Kingdom.

Second Quarter Operating Results

During the second quarter of 2003, domestic corporate restaurant sales were $103.4 million compared to $108.2 million for the same period in 2002. This 4.5% decrease is primarily due to a 4.7% decrease in comparable sales for the 2003 quarter.  Domestic franchise sales decreased 3.4% to $324.6 million from $336.1 million for the same period in 2002, primarily resulting from a 4.8% decrease in comparable sales for the 2003 quarter, partially offset by an increase in the number of equivalent franchise units and an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The second quarter comparable sales base for domestic corporate restaurants consisted of 563 units, or 97.4% of total equivalent units, and the domestic franchise base consisted of 1,906 units or 95.8% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $13,841, while other corporate units averaged $10,761 for an overall average of $13,762.  Average weekly sales for the restaurants included in the franchise comparable base were $12,626, while other franchise units averaged $10,853 for an overall average of $12,552.

Domestic franchise royalties were $12.5 million in the second quarter of 2003, a 4.1% decrease from $13.0 million for the comparable period in 2002, primarily due to the previously mentioned decline in franchised sales.  Domestic franchise and development fees, including amounts recognized upon development cancellation or franchise renewal and transfer, were $208,000 in the quarter compared to $418,000 for the same period in 2002, as there were 10 restaurant openings in 2003 compared to 19 in 2002.

The restaurant operating margin at domestic company-owned units was 17.6% in the second quarter of 2003 compared to 21.8% for the same period in 2002, consisting of the following differences:

•                 Cost of sales was 0.9% lower in 2003 primarily due to lower cheese and other commodity costs, partially offset by the previously announced portion increases for several core pizza products implemented during the second quarter of 2003.

•                 Salaries and benefits were 3.3% higher in 2003 reflecting the impact of the across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter of 2002, the loss of leverage on fixed salaries due to the decrease in sales and increased health insurance costs.  Additionally, in connection with the field management realignment announced in January, we have increased restaurant staffing levels and implemented an incentive plan providing greater bonus opportunities for General Managers and Assistant Managers.

•                 Advertising and related costs were 1.0% higher in 2003, reflecting lower than anticipated sales and increased national television spending, partially offset by reduced local market co-op spending.  Local store marketing expenditures were relatively consistent between the periods.

•                 Occupancy costs were 1.0% higher in 2003 due primarily to increased general insurance and utility costs combined with lower sales.

•                 Other operating expenses were relatively consistent as a percentage of sales.

Domestic commissary and other sales decreased to $102.3 million for the second quarter of 2003 from $106.9 million for the comparable period in 2002, primarily as a result of lower commissary sales due to reduced volumes and lower cheese and other commodity costs, and lower equipment sales in 2003 as a result of outsourcing this function in late 2002, partially offset by an increase in print services sales and an increase in revenues from insurance-related services provided to our franchisees.

Domestic commissary and other margin was 9.0% in the second quarter of 2003 compared to 10.4% for the same period in 2002.  Cost of sales was 68.8% of revenues in 2003 compared to 71.0% in 2002 primarily due to lower food costs incurred by the commissaries (principally cheese, which has a fixed dollar as opposed to a fixed percentage mark-up), and a decrease in lower margin equipment sales and an increase in the sales of insurance-related services to franchisees.  Salaries and benefits were relatively consistent as a percentage of sales for 2003 as compared to 2002.  Other operating costs increased to 15.3% in 2003 from 11.7% in 2002, primarily as a result of a $2.4 million increase in claims loss reserves related to the franchisee insurance program and lower sales by commissaries (certain operating costs are fixed in nature).

We began the insurance program with our franchisees in October 2000. The $2.4 million increase in existing claims loss reserves reflects the results of an actuarial valuation performed during the second quarter based upon updated claims loss history.  The updated actuarial valuation reflected an increase in estimated claims losses primarily related to non-owned automobile and workers compensation coverage, reflecting increases in general health care costs as well as our specific claims loss history.  Management believes, based on recent actuarial projections, that current premium rates are sufficient to fund future claims losses at adequate levels.

International revenues, which include the Papa John’s United Kingdom operations, were $8.2 million compared to $8.0 million for the same period in 2002, as decreases in restaurant and commissary revenues were offset by a favorable exchange rate impact of $700,000. International operating margin decreased to 15.5% in 2003 from 15.7% in 2002 due to increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $16.5 million or 7.3% of revenues in the second quarter of 2003 compared to $19.0 million or 8.0% of revenues in the same period in 2002.  The primary components of the $2.5 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.  These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience.

A provision for uncollectible notes receivable of $375,000 was recorded in the second quarter of 2003 as compared to $756,000 for the same period in 2002.  The provision was based on our evaluation of our franchise loan portfolio and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  At June 29, 2003, approximately $12.3 million in notes receivable was outstanding from franchisees and affiliates, net of a $5.4 million reserve for uncollectible amounts, reflecting net payments of approximately $1.0 million received during 2003.

Other general expenses (income) reflected net income of $855,000 in the second quarter of 2003 compared to net expense of $1.4 million for the comparable period in 2002.  The 2003 amount includes $42,000 of pre-opening costs, $192,000 of relocation costs and $620,000 of disposition and valuation related costs of restaurants and other assets.  These costs were more than offset by $2 million of income derived from the settlement of a litigation matter.  The 2002 amount includes $62,000 of pre-opening costs, $533,000 of disposition and valuation related costs of restaurants and other assets and $500,000 of costs we agreed to bear in connection with a refurbishment plan concerning our heated delivery bag systems.

Depreciation and amortization was $7.8 million (3.4% of revenues) in the second quarter of 2003 compared to $8.0 million (3.4% of revenues) for the second quarter of 2002.

Net interest expense was $1.5 million in the second quarter of 2003 as compared to $1.7 million in 2002, primarily due to a lower effective interest rate on debt.  The company’s effective income tax rate was 37.5% in both 2003 and 2002.

Six Month Operating Results

For the six months ended June 29, 2003, domestic corporate restaurant sales were $209.6 million compared to $220.8 million for the same period in 2002. This 5.1% decrease is primarily due to a 5.0% decrease in comparable sales for the first six months of 2003.  Domestic franchise sales decreased 3.3% in 2003 to $654.3 million primarily resulting from a 4.8% decrease in comparable sales for the 2003 period partially offset by an increase in the number of equivalent franchise restaurants and an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The comparable sales base for domestic corporate restaurants for the six months ended June 29, 2003 consisted of 561 units, or 97.1% of total equivalent units, and the domestic franchise base consisted of 1,886 units or 95.0% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $14,055, while other corporate units averaged $10,775 for an overall average of $13,961.  Average weekly sales for the restaurants included in the franchise comparable base were $12,772, while other franchise units averaged $10,779 for an overall average of $12,672.

Domestic franchise royalties decreased 4.1% to $25.0 million for the six months ended June 29, 2003 due to the decrease in franchise sales noted above.  Domestic franchise and development fees, including amounts recognized upon development cancellation or franchise renewal and transfer, were $539,000 for the six months ended June 29, 2003 compared to $952,000 for the same period in 2002 as there were 25 domestic franchise unit openings in 2003 as compared to 39 in 2002.

Restaurant operating margin at domestic company-owned units was 17.7% for the six months ended June 29, 2003 compared to 21.8% for the same period in 2002, primarily for the same reasons as those noted for the second quarter margin decline.

Domestic commissary and other sales decreased 5.0% to $207.7 million for the six months ended June 29, 2003 from $218.7 million for the same period in 2002, primarily for the same reasons as those noted for the second quarter sales decline.

Domestic commissary and other margin was 9.6% for the six months ended June 29, 2003 compared to 9.9% for the same period in 2002, primarily for the same reasons as those noted for the second quarter margin decline, except that the previously noted $2.4 million increase in claims loss reserves had a larger margin impact in quarter two than in the six-month period.

International revenues, which include the Papa John’s U.K. operations, increased 1.1% to $15.9 million for the six months ended June 29, 2003 compared to $15.8 million for the same period in 2002, as lower company-owned restaurant and commissary sales and development fees were offset by a favorable exchange rate impact of $1.5 million.  International operating margin for the six months ended June 29, 2003 decreased to 14.7% from 15.6% for the same period in 2002 due to increased distribution costs associated with the U.K. commissary operation.

General and administrative expenses were $33.1 million or 7.2% of revenues for the six months ended June 30, 2003 as compared to $37.3 million or 7.7% of revenues in the same period in 2002.  The primary components of the $4.3 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.  These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience.

A provision for uncollectible notes receivable of $801,000 was recorded for the six months ended June 29, 2003, based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.  The provision for uncollectible notes receivable was $1.5 million for the same period in 2002.

Other general expenses (income) reflected net income of $289,000 for the six months ended June 29, 2003, as compared to net expense of $3.5 million for the same period in 2002.  The 2003 amount includes $110,000 of pre-opening costs, $242,000 of relocation costs and $931,000 of disposition and valuation losses for restaurants and other assets, offset by the previously mentioned $2 million legal settlement.  The 2002 amount includes pre-opening costs of $74,000, relocation costs of $398,000 and $2.2 million of disposition and valuation losses for restaurants and other assets. The 2002 amount also includes $500,000 of costs we agreed to bear in connection with a refurbishment plan concerning our heated delivery bag systems.

Depreciation and amortization was $15.7 million (3.4% of revenues) for the six months ended June 29, 2003 as compared to $15.9 million (3.3% of revenues) for the same period in 2002.

Net interest expense was $3.2 million for both 2003 and 2002 as the lower effective interest rate on debt was offset by lower interest income from investments and franchise notes receivable in 2003.  The company’s effective income tax rate was 37.5% for both 2003 and 2002.

Cheese Costs

The cost of cheese has historically represented 35% to 40% of restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.  The quarterly equivalent per pound block market price paid by the company for 2002 and for the first three quarters of 2003, and the estimated cost for the fourth quarter of 2003, are as follows:

	2003		2002	Increase/(Decrease)

Quarter 1	$1.159		$1.403	(17.4)%

Quarter 2	$1.122		$1.323	(15.2)%

Quarter 3	$1.242		$1.450	(14.3)%

Quarter 4	$1.210	(est.)	$1.290	(6.2)%

Full Year	$1.183	(est)	$1.367	(13.5)%

Restaurant Initiatives

The company has announced several restaurant initiatives throughout 2002 and 2003, including certain systemwide quality initiatives, increases in General Manager and Assistant Manager base pay and incentive pay potential, increased restaurant staffing levels, a realignment of the field management structure for company-owned restaurants and a systemwide initiative to increase portions for several core pizza products.  The net annualized cost of these initiatives to the company and its owned restaurants approximates $10 million.

Thus far during 2003, we have seen improved operational trends as a result of these initiatives, including reduced turnover at the General Manager and Assistant Manager positions, and improved product quality and consistency.  However, the improvements have not yet translated to increased sales as the overall restaurant industry, the pizza category and the economy continue to produce a very challenging environment.  According to industry sources, customer traffic count has been relatively flat or declined in the QSR pizza segment for the latest reported five consecutive quarters.  Given the current industry and overall economic environment, management cannot predict when operational improvements resulting from these initiatives, or otherwise, may result in improving sales trends.

Share Repurchase Activity

The company did not repurchase any of its stock during the second quarter or in July 2003.  The company used its free cash flow during the second quarter to reduce its outstanding debt $14.6 million from the March 30, 2003 balance.  The company’s debt at June 29, 2003 totals $105.3 million.  The company’s Board of Directors has authorized the repurchase of up to $375 million of common stock through December 28, 2003.  Through June 29, 2003 an aggregate of $349.8 million had been repurchased (representing 13.5 million shares, or approximately 44.3% of shares outstanding at the time the repurchase program was initiated, at an average price of $25.89 per share). Approximately 17.9 million shares were outstanding as of June 29, 2003 (approximately 18.0 million shares on a fully-diluted basis).  The company’s decision to continue share repurchase activities under the remaining Board authorization will be based upon an evaluation of future cash flows, alternative uses of cash flow, debt levels, the overall economic environment, pizza market segment trends, specific Papa John’s operational trends and other factors.

The company’s 2002 and 2003 share repurchase activity increased earnings per share by approximately $0.05 for the second quarter of 2003 and by approximately $0.12 for the six months ended June 29, 2003.

Accounting for Variable Interest Entities

Effective at the beginning of the third quarter 2003, the company will adopt FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46).  The provisions of FIN 46 significantly alter the method for evaluating whether certain variable interest entities, as defined, should be consolidated in a company’s financial statements.  The company has previously disclosed the potential applicability of FIN 46 to BIBP Commodities, Inc. (BIBP), a franchisee-owned corporation through which the cheese purchasing program is conducted.  However, evolving analysis and interpretation of FIN 46 appear to indicate that the application of FIN 46 may have a more significant impact on franchisors, including the company, than initially anticipated.  The provisions of FIN 46 require the company to evaluate its overall financial relationship with all franchisees for potential financial statement consolidation, even though the company has no ownership in the franchise entities.

Based on our interpretation of FIN 46, the company will be required to consolidate the financial results of BIBP, certain franchise entities to which Papa John’s has extended loans and certain franchise entities in which members of the company’s executive management or Board of Directors have a significant ownership interest.  We anticipate the adoption of FIN 46 will result in a cumulative effect adjustment in the third quarter of 2003, which will reduce the company’s 2003 income.  We have not completed our evaluation of the requirements of FIN 46 with respect to our specific facts.  Accordingly, no estimate of the amount of the cumulative effect adjustment or of the ongoing financial statement impact is currently available.

July 2003 Comparable Sales Results

The company announced July domestic systemwide comparable sales decreased approximately 4.7% (2.8% decrease at company-owned restaurants and 5.3% decrease at franchised restaurants).  Year-to-date domestic systemwide comparable sales through July decreased approximately 4.8% (4.7% decrease at company-owned restaurants and 4.8% at franchised restaurants).

Update of 2003 Guidance

Based on our year-to-date sales results and trends, we are lowering our sales expectations for 2003.  Our domestic systemwide comparable sales are now projected to decrease 4% to 6% for 2003.  However, the company reaffirms its existing 2003 earnings per share guidance of $2.20 to $2.26, excluding any impact from the adoption of FIN 46.  Other significant assumptions considered in the development of the 2003 earnings guidance are presented in the attached schedule.

*   *   *   *

As of July 27, 2003, Papa John’s had 2,800 restaurants (590 company-owned and 2,210 franchised) operating in 49 states and 12 international markets.  Papa John’s also operates an additional 140 franchised Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic and political and health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, July 30 at 10:00 AM EDT to review second quarter results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-866-9138 for participation in the question and answer session. International participants may dial 706-679-0840.

The conference call will be available for replay beginning Wednesday, July 30, 2003 at approximately Noon through Friday, August 1, 2003, at Midnight EDT.  The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 1809311).  International participants may dial 706-645-9291 (passcode 1809311).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Revenues	$226,469	$236,583	$458,751	$482,248

Net income	$10,854	$12,387	$21,839	$25,258

Diluted earnings per share	$0.60	$0.59	$1.21	$1.19

Diluted weighted-average shares outstanding	17,999	20,988	18,011	21,265

EBITDA (1)	$26,669	$29,540	$53,810	$59,513

(1)

EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

Update of Significant Operating Assumptions for 2003

Papa John’s International, Inc.

	Previous Full Year 2003 Guidance	Actual Results for Six Months Ended June 29, 2003	Revised Full Year 2003 Guidance

Unit Openings	75 to 100 units	48 units	75 to 100 units

Unit Closings	75 to 100 units	46 units	75 to 100 units

Comparable Sales	2% to 4% decrease	4.8% decrease	4% to 6% decrease

Corporate Restaurant Operating Margin	18.5% to 19.0%	17.7%	17.5% to 18.0%	(a)

Commissary and Other Operating Margin	9.5% to 10.0%	9.6%	9.5% to 10.0%

G&A Expenses as a Percentage of Sales	7.2% to 7.6%	7.2%	7.2% to 7.6%

Other General Expenses (Income)	$3.0 to $4.0 million expense	$(289,000) income	$1.0 to $2.0 million expense	(b)

Net Interest Expense	$6.5 to $7.5 million	$3.2 million	$6.0 to $7.0 million	(c)

Capital Expenditures	$25 to $30 million	$7.6 million	$15 to $20 million	(d)

Weighted Average Diluted Shares O/S	17.5 to 18.0 million	18.0 million	17.8 to 18.0 million	(e)

(a)     Reduction in Corporate Restaurant Operating Margin guidance is attributable to decreased sales projections.

(b)     Reduction in Other General Expenses (Income) guidance is attributable to the $2 million legal settlement.

(c)     Reduction in Net Interest Expense guidance is attributable to decreased borrowing levels.

(d)     Reduction in Capital Expenditures guidance is attributable to revised timing on commissary relocation project.

(e)     Change in Weighted Average Diluted Shares Outstanding guidance reflects actual share repurchase activity for the first six months of 2003.

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$103,372	$108,248	$209,614	$220,797
Franchise royalties	12,480	13,020	24,997	26,070
Franchise and development fees	208	418	539	952
Commissary sales	90,048	94,892	183,916	194,913
Other sales	12,207	11,962	23,764	23,763
International:
Royalties and franchise and development fees	1,614	1,495	3,098	2,905
Restaurant and commissary sales	6,540	6,548	12,823	12,848
Total revenues	226,469	236,583	458,751	482,248

Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	22,567	24,546	46,063	51,057
Salaries and benefits	33,383	31,413	67,577	63,295
Advertising and related costs	9,411	8,792	19,173	18,229
Occupancy costs	6,500	5,760	12,594	11,562
Other operating expenses	13,282	14,154	27,201	28,431
	85,143	84,665	172,608	172,574

Domestic:
Commissary and other expenses:
Cost of sales	70,335	75,824	144,700	157,288
Salaries and benefits	7,072	7,417	14,402	14,999
Other operating expenses	15,694	12,488	28,715	24,714
	93,101	95,729	187,817	197,001

International operating expenses	5,527	5,518	10,943	10,845

General and administrative expenses	16,509	19,012	33,061	37,322
Provision for uncollectible notes receivable	375	756	801	1,469
Other general expenses (income)	(855)	1,363	(289)	3,524
Depreciation and amortization	7,807	8,035	15,717	15,884
Total costs and expenses	207,607	215,078	420,658	438,619

Operating income	18,862	21,505	38,093	43,629
Investment income	162	198	416	542
Interest expense	(1,659)	(1,883)	(3,567)	(3,758)
Income before income taxes	17,365	19,820	34,942	40,413
Income tax expense	6,511	7,433	13,103	15,155
Net income	$10,854	$12,387	$21,839	$25,258
Basic earnings per common share	$0.61	$0.60	$1.22	$1.20
Earnings per common share - assuming dilution	$0.60	$0.59	$1.21	$1.19
Basic weighted-average shares outstanding	17,905	20,656	17,912	21,009
Diluted weighted-average shares outstanding	17,999	20,988	18,011	21,265

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 29, 2003	December 29, 2002
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$3,886	$9,499
Accounts receivable	18,918	16,763
Inventories	15,528	16,341
Prepaid expenses and other current assets	13,822	10,955
Deferred income taxes	3,875	3,875
Total current assets	56,029	57,433

Investments	8,339	7,742
Net property and equipment	214,887	223,599
Notes receivable from franchisees and affiliates	12,320	14,122
Goodwill	48,852	48,756
Other assets	13,537	13,817
Total assets	$353,964	$365,469

Liabilities and stockholders’ equity Current liabilities:
Accounts payable	$21,341	$23,579
Income and other taxes	16,295	16,230
Accrued expenses	37,237	34,658
Current portion of debt	250	235
Total current liabilities	75,123	74,702

Unearned franchise and development fees	4,758	3,915
Long-term debt, net of current portion	105,000	139,850
Deferred income taxes	3,194	2,445
Other long-term liabilities	25,028	22,610
Total liabilities	213,103	243,522

Total stockholders’ equity	140,861	121,947
Total liabilities and stockholders’ equity	$353,964	$365,469

Note:   The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John’s International, Inc.

	Second Quarter Ended June 29, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	7	2,006	202	2,800
Opened	2	—	10	9	21
Converted	—	—	—	—	—
Closed	(2)	(1)	(12)	(9)	(24)
Acquired	—	1	—	2	3
Sold	—	(2)	—	(1)	(3)
End of Period	585	5	2,004	203	2,797

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	142	142
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	141	141

	Second Quarter Ended June 30, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	584	9	2,004	145	2,742
Opened	3	—	19	11	33
Converted	—	—	—	11	11
Closed	(3)	—	(19)	(1)	(23)
Acquired	3	—	—	—	3
Sold	—	—	(3)	—	(3)
End of Period	587	9	2,001	166	2,763

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	2	—	181	183
Opened	—	—	—	2	2
Converted	—	—	—	(11)	(11)
Closed	—	—	—	(3)	(3)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	2	—	169	171

	Six Months Ended June 29, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	5	—	25	17	47
Converted	—	—	—	—	—
Closed	(5)	(1)	(21)	(15)	(42)
Acquired	—	1	—	4	5
Sold	—	(4)	—	(1)	(5)
End of Period	585	5	2,004	203	2,797

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(4)	(4)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	141	141

	Six Months Ended June 30, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	601	10	1,988	130	2,729
Opened	5	—	39	17	61
Converted	—	1	—	19	20
Closed	(13)	—	(32)	(2)	(47)
Acquired	3	—	9	2	14
Sold	(9)	(2)	(3)	—	(14)
End of Period	587	9	2,001	166	2,763

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	190	193
Opened	—	—	—	2	2
Converted	—	(1)	—	(19)	(20)
Closed	—	—	—	(4)	(4)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	2	—	169	171